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                                                                    EXHIBIT 10.3

                             CELEBRATE EXPRESS, INC.

                    SEVERANCE AND CHANGE IN CONTROL AGREEMENT

      This Severance Agreement (the "Agreement") is dated as of September 18, 2006, by and between Darin White ("Employee") and Celebrate Express, Inc., a Washington corporation (the "Company").

      1. AT-WILL EMPLOYMENT. The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law, and that Employee's employment with the Company may be terminated by either party at any time for any or no reason upon thirty (30) days advance notice (or the Company may pay Employee salary for such thirty (30) days in lieu of notice). If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement.

            The rights, benefits and obligations set forth herein supercede and replace any and all agreements between the Company and Employee regarding severance benefits and any other benefits or payments to Employee from the Company in connection with the termination of employment.

      2. NONCOMPETITION.

            (a) During the term of employment by the Company, except on behalf of the Company, Employee will not, without the prior written consent of the Board, directly or indirectly, whether as an officer, director, shareholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the products or services being developed or exploited by the Company during Employee's employment; provided, however, that anything above to the contrary notwithstanding, Employee may own, as a passive investor, securities of any entity, so long as Employee's direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

            (b) If Employee's employment with the Company is terminated by Employee for any reason, for one year following the termination of employment Employee will not, without the prior written consent of the Board, directly or indirectly, whether as an officer, director, shareholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Business of the Company; provided, however, that anything above to the contrary notwithstanding, (i) Employee may own, as a passive investor, securities of any entity, so long as Employee's direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation, (ii) Employee may work for a division, entity or subgroup of any of such companies that engage in the Business so long as such particular division, entity or subgroup does not engage in the Business,

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or (iii) Employee may work for a company that engages in the Business if the
Company (or its subsidiaries) ceases to engage in the Business. For purposes of this Section 2(b), "Business" means the designing, manufacturing or selling of party products, costumes or any other product category (or business line) representing greater than ten percent (10%) of the Company's revenues.

      3. SEVERANCE BENEFITS. Employee shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 3:

            (a) VOLUNTARY TERMINATION. If Employee terminates his employment at any time, without Good Reason (as defined below), Employee will not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. The continued vesting of any stock options held by Employee will cease on the termination date, and Employee's right to exercise vested option shares will be governed by the terms of the Company's applicable equity incentive plans and the corresponding stock option agreements.

            (b) TERMINATION WITHOUT CAUSE. If the Company terminates Employee's employment without Cause or Employee resigns for Good Reason (defined below), Employee will receive his regular salary, benefits and other compensation through the termination date, including any bonus earned for the prior fiscal year that is unpaid as of the termination date. In addition, Employee will receive an additional six (6) months of his base salary in effect as of such termination date and any performance bonus (or portion thereof) payable to Employee for the current fiscal year for objectives or business results actually achieved as of the termination date, if any, as determined by the Compensation Committee. This base salary will be paid according to the Company's payroll procedures during the six (6) month period following the termination date. Employee's receipt of any severance benefits under this Section 3(b) is contingent upon Employee signing and not revoking the Release Agreement (attached as Exhibit A) and Employee signing and not revoking a "Separation Agreement" in a form reasonably acceptable to Employee and the Company. The Separation Agreement will include (i) a mutual obligation to maintain the Separation Agreement in confidence, subject to disclosure by the Company as reasonably necessary to implement the terms of the Separation Agreement, disclosure by Employee to Employee's spouse, legal counsel and accountant; and disclosure by either party in response to a subpoena, order or as otherwise required by law; (ii) a mutual obligation for non-disparagement; (iii) an obligation for Employee's future cooperation with Company in response to investigations, administrative claims, or judicial proceedings (provided that the Company will pay Employee reasonable expenses and will pay Employee a reasonable hourly rate for Employee's time after the time period encompassed by Employee's salary continuation (maximum of two years and minimum of one year) has expired); (iv) an obligation to promptly notify the Company in the event Employee is requested and/or subpoenaed to testify in any administrative and/or judicial proceeding concerning the Company and/or Employee's employment with the Company; (v) an obligation to reasonably cooperate with the Company and its legal counsel with respect to testimony in civil matters, and testimony in administrative and/or criminal matters in which Employee's penal interests are not potentially affected; (vi) an obligation not to solicit or encourage any current and/or former employee of the Company to

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become adverse to and/or commence legal proceedings against the Company; and
(vii) such other matters as the Company's counsel and Employee's counsel reasonably agree are reasonable to be incorporated into an employee separation agreement with executive employees.

            (c) TERMINATION FOR CAUSE, DEATH OR DISABILITY. If the Company terminates Employee's employment at any time for Cause (as defined below) or if Employee's employment is terminated by reason of Employee's death or Disability (as defined below) Employee's salary will cease on the date of termination and Employee will not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.

            (d) TERMINATION BY REASON OF DEATH. In the event that Employee's employment with the Company terminates as a result of Employee's death, Employee's estate or beneficiaries will receive all salary and unpaid vacation accrued as of the date of Employee's death and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death and in accordance with applicable law.

            (e) TERMINATION RESULTING FROM A CHANGE IN CONTROL.

                  (i) If, in connection with or within two (2) months following a Change in Control, (A) Employee's employment is terminated without Cause or
(B) Employee resigns for Good Reason ((A) and (B) collectively being referred to as an "Change in Control Termination"), in lieu of the benefits set forth in
Section 3(b) above, Employee will receive his regular salary, benefits and other compensation through the termination date, including any bonus earned for the prior fiscal year that is unpaid as of the termination date. In addition, Employee will receive an additional twelve (12) months of his base salary in effect as of such termination date and any performance bonus (or portion thereof) payable to Employee for the current fiscal year for objectives or business results actually achieved as of the termination date, if any, as determined by the Compensation Committee.

                  (ii) If a Change in Control Termination occurs after two (2) months following a Change in Control, Employee shall receive severance as described in Section 3(e)(i) less one (1) month base salary for each two (2) months of continued employment. By way of example, if a Change in Control Termination occurs in the fourth (4th) month after a Change in Control, Employee will receive an additional eleven (11) months of his base salary in effect as of such termination date and any performance bonus (or portion thereof) payable to Employee for the current fiscal year for objectives or business results actually achieved as of the termination date, if any, as determined by the Compensation Committee. If a Change in Control Termination occurs any time after twelve (12) months following a Change in Control, Employee shall receive severance payments as described in Section 3(b).

                  The base salary will be paid according to the Company's payroll procedures during the applicable months following the termination date. Employee's receipt of any severance benefits under this Section 3(e) is contingent upon Employee signing and not

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revoking the Release Agreement (attached as Exhibit A) and Employee signing and not revoking a "Separation Agreement" as described in Section 3(b).

      4. DEFINITIONS.

            (a) CAUSE. For purposes of this agreement, "Cause" means the occurrence of any one or more of the following: (i) Employee's conviction of, or plea of no contest with respect to, any felony; (ii) Employee's participation in a fraud or act of dishonesty that results, or is likely to result, in material harm to the Company; (iii) Employee's violation of a fiduciary duty owed to the Company; (iv) Employee's material violation of any contract or agreement between Employee and the Company, including but not limited to this agreement or Employee's Proprietary Information and Inventions Agreement; or (v) Employee's willful and deliberate non-performance of Employee's job duties (other than by reason of Employee's physical or mental illness, incapacity or disability) or failure to comply with the direct instructions of the Board (unless such instructions are illegal), or Employee's commission of an act involving willful misconduct or gross negligence that results, or is reasonably likely to result, in material harm to the Company, or any action taken by Employee without adequate authority from the Board; provided that, with respect to Section 4(a)(iv) or (v), the Board has given Employee written notice specifying the nature of the violation, failure or action and a reasonable opportunity of not less than fifteen (15) days to cure the condition giving rise to the alleged violation, failure or action

            (b) GOOD REASON. For purposes of this Agreement, "Good Reason" will mean any one of the following events that occurs without Employee's consent: (i) the material reduction in Employee's responsibilities, authorities or functions as an employee of the Company; (ii) a reduction in Employee's level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs, other than in connection with a commensurate across-the-board reduction); (iii) a relocation of Employee's place of employment resulting in an increase of Employee's commute to work by more than fifty (50) miles; (iv) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or (v) the Company's material breach of this Agreement. Notwithstanding the foregoing, Employee must provide the Company with thirty (30) days' advance written notice of Company's conduct giving rise to Good Reason (the "Cure Period") and during the Cure Period, the Company may attempt to rescind or correct the matter giving rise to Good Reason. If the Company does not rescind or correct the conduct giving rise to Good Reason to Employee's reasonable satisfaction by the expiration of the Cure Period, Employee's employment will then terminate with Good Reason.

            (c) CHANGE OF CONTROL. For purposes of this Agreement, "Change of Control" shall mean (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any corporate reorganization in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, (b) any transaction or series of related transactions to

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which the Company is a party in which in excess of fifty percent (50%) of the
Company's voting power is transferred, excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company or (ii) any transaction or series of transactions principally for bona fide equity financing purposes, or (c) a sale of all or substantially all of the assets of the Company.

            (d) DISABILITY. For purposes of this Agreement, "Disability" shall mean the Employee's inability, in the opinion of a qualified physician acceptable to the Company, because of illness or physical or mental incapacity or disability to perform the essential functions of Employee's position, whether with or without reasonable accommodations, for a continuous period of more than 90 days.

      5. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      6. TAX MATTERS. The Employee is responsible for payment of all taxes (including any interest and penalties) legally imposed upon him in connection with benefits provided under this Agreement and the Company shall have no liability to the Employee or any other party with respect to any such tax or amount. All benefits and payments provided hereunder are subject to applicable tax and other withholdings required by law, and, to the extent such payments are to be made in cash, they will be made net of such withholding amounts. Notwithstanding anything to the contrary in this Agreement, if as of the relevant date(s), the Company in good faith determines that Employee is a "specified employee" and that the benefits hereunder constitute "deferred compensation" (in each case as such terms are defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") or other later-issued IRS or Treasury guidance), no severance amount shall be payable to Employee pursuant hereto prior to the earlier of (i) Employee's death following termination of employment, or (ii) the date that is six months following the date of Employee's "separation from service" with the Company (within the meaning of Code Section
409A); provided however that if final Section 409A regulations (or other later-issued IRS or Treasury guidance) provide an exemption for severance amounts to be paid hereunder from being subject to Section 409A or a means for complying with Section 409A that does not involve a delay of payment as provided above, then this sentence shall be automatically reformed to provide for payment in the manner otherwise specified in this Agreement or in a manner that complies with such alternative method of compliance, as applicable. In addition, to the extent that (and notwithstanding the execution of the preceding sentences in this Section 6, if applicable) this Agreement and the benefits it provides are or become subject to Section 409A(a)(1), Employee and the Company agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under
Section 409A of the Code; provided however, that Employee and the Company agree that any such amendment shall not (i) materially increase the

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cost to, or liability of, the Company with respect to any payments under this
Agreement, or (ii) materially decrease the value of benefits provided to Employee under this Agreement.

      7. MISCELLANEOUS PROVISIONS.

            (a) NO DUTY TO MITIGATE. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

            (b) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties.

            (c) SOLE AGREEMENT. This Agreement, including all exhibits hereto, constitute the sole agreement of the parties and supersede all oral negotiations and prior writings with respect to the subject matter hereof.

            (d) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

            (e) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

            (f) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

            (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            (h) ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this

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paragraph, without breach of this arbitration provision. This Section 6(h) shall not apply to the Confidentiality Agreement.

            (i) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

                            [Signature page follows]

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The parties have executed this Agreement the date first written above.

                                   CELEBRATE EXPRESS, INC.

                                   /s/ Kevin Green
                                   ----------------------------------
                                   Kevin Green, President and CEO

                                   Address:  11220 120th Avenue NE
                                             Kirkland, WA 98033

                                   DARIN WHITE

                                   Signature: /s/ Darin White

                                   Address:

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                                                                    EXHIBIT 10.3

                                    EXHIBIT A

                       CONFIDENTIAL RESIGNATION AGREEMENT
                          AND GENERAL RELEASE OF CLAIMS

      1. _____________ ("Employee") is currently employed by Celebrate Express, Inc. (the "Company") as its _________________________________. Employee and the
Company are parties to a Severance Agreement (the "Severance Agreement") dated August __, 2006, which specifies certain separation benefits to be provided to Employee by the Company in the event that Employee's employment with the Company terminates under certain circumstances. It is now the desire of the Company and Employee to confirm the termination of their employment relationship, to confirm Employee's rights under the Severance Agreement and to release any claims that Employee has or may have against the Company as required by Section 3 of the Severance Agreement. Accordingly, Employee and the Company agree as set forth below.

      2. Employee hereby resigns from his employment with the Company, and from any positions which he holds as an officer or director of the Company and from all positions which he holds as a director or officer of any Company subsidiary, effective as of ___________ (the "Resignation Date").

      3. The Company and Employee agree that Employee's resignation pursuant to this Agreement constitutes an Involuntary Termination for purposes of the Severance Agreement, and thus Employee shall be entitled to receive the severance benefits set forth in Section 3 of the Severance Agreement when this Agreement becomes effective. The parties further agree that Section 5 of the Severance Agreement shall remain in full force and effect notwithstanding their execution of this Agreement.

      Employee acknowledges and agrees that he has been paid all wages and accrued, unused paid time off benefits that Employee earned during his employment with the Company through the Resignation Date. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly described in this paragraph 3.

      4. Employee and his/her successors release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against the released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which this Agreement becomes effective, including, but not limited to, any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Fair Employment and Housing Act, Chapter 49.60 of the Revised Code of Washington or any other applicable law. Provided, that the foregoing release of claims shall not impair Employee's right to be indemnified to the fullest extent allowed by contract, law or statute against any claims that

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are based upon or arise out of any acts or omissions by Employee in the course and scope of his employment with the Company. Provided further, that the foregoing release of claims shall not apply to any claims made to enforce any right arising out of this Agreement, Employee's existing indemnification agreement or the provisions of the Severance Agreement referred to in paragraph 3 above.

      5. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of those sections of the Severance Agreement and the Confidentiality Agreement specified above, any agreements described in paragraph 5, and any agreements concerning indemnity of Employee by the Company. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.

EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3.

Dated:  _____________, ____        ____________________________________
                                   CELEBRATE EXPRESS, INC.

Dated:  _____________, ____        By:_________________________________

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